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                             AMENDMENT NO. 1 TO THE

                CIGNA CORPORATION EXECUTIVE STOCK INCENTIVE PLAN

               (AS AMENDED AND RESTATED EFFECTIVE MARCH 23, 1988)



         WHEREAS, the Board of Directors has retained the right to amend the CIGNA Corporation Executive Stock Incentive Plan (the "Plan") pursuant to
Article 7 thereof, and,

         WHEREAS, by resolution dated September 28, 1988, the Board of Directors of CIGNA Corporation authorized changes in the Plan to extend the period during which retirees may exercise stock options and authorized an Officer of the Corporation to effectuate such changes,

         NOW, THEREFORE, the Plan is amended effective as of September 28, 1988 as follows:

Subsection 3.3(e) of Article 3 shall be amended in its entirety to read as follows:

(e) In the event of Termination of Employment due to death, Disability, Early Retirement, or Retirement (including death, Disability, Early Retirement, or Retirement during an approved leave of absence) of a Participant holding an outstanding option, the option shall be fully exercisable until the earlier of 5 years from the date of Termination of Employment due to death, Disability, Early Retirement, or Retirement, or the expiration date set forth in the option.